Exhibit 21
                                     Subsidiaries

          Subsidiary                       Jurisdiction of Incorporation


          P.W. Stephens Contractors, Inc.  California
          QHI Stephens Contractors, Inc.*  California
          P.W. Stephens Residential, Inc.  California
          Kelar Controls, Inc.             California
          P.W. Stephens Contractors, Inc.  Missouri
          P.W. Stephens Services, Inc.     Missouri


          *A wholly-owned subsidiary of P.W. Stephens Contractors, Inc., a California corporation




          Does not include inactive subsidiaries